Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of the Effective Date (as defined below), is by and between Daniel J. O’Leary, an individual whose address is 17741 Brookcrest Avenue, Baton Rouge, Louisiana 70817 (the “Executive”), EDG Holdco LLC, a Delaware limited liability company (“EDGEN” or the “Company”) and Edgen Group Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H

WHEREAS, the Executive has previously served as (i) the President/Chief Operating Officer of Edgen Corporation and Edgen Louisiana Corporation, pursuant to an Employment Agreement dated January 8, 2004, by and between Edgen Louisiana Corporation and Executive and (ii) President/Chief Executive Officer of Edgen Corporation and Edgen Louisiana Corporation pursuant to an Amended and Restated Employment Agreement dated as of January 1, 2005, by and among Edgen Corporation, Edgen Louisiana Corporation and Executive (the “Prior Agreement”);

WHEREAS, EDGEN seeks to utilize the Executive’s knowledge, experience, talents and abilities; EDGEN desires to continue the employ of the Executive, and the Executive desires to continue to be so employed, subject to the terms and conditions set forth herein;

WHEREAS, on the date hereof, the Parent is closing the initial public offering of its equity securities (the “Initial Public Offering”); and

WHEREAS, in connection with the Initial Public Offering, the Executive and EDGEN wish to replace the Prior Agreement in its entirety in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and EDGEN hereby agree as follows:

1.             Employment.

1.1           General Provision.  Subject to the terms and conditions hereinafter set forth, EDGEN hereby agrees to continue the employ of Executive, and Executive hereby agrees to continue such employment, effective upon the closing of the Initial Public Offering (the “Effective Date”).  During the Employment Term, as defined below, Executive shall be employed as President and Chief Executive Officer of EDGEN, and as such other senior executive positions with subsidiaries and affiliates of EDGEN as consistent with his position of President and Chief Executive Officer of EDGEN.  The Executive agrees to perform such services customary to such office as shall from time to time be assigned to him by the Board of Directors of Parent or the Manager (as defined in EDGEN’s Limited Liability Company Agreement) of EDGEN (the “Board”).  The Executive further agrees to use his best efforts to promote the interests of EDGEN and Parent, and to devote his full business time, business energies, and skill to the business and affairs of EDGEN in accordance with the directions and orders of, the Board.  The Executive may participate in reasonable outside charitable activities as long as such activities do not interfere in any way with the performance of the Executive’s duties hereunder or unless such activities are approved in advance by the Board.

1.2           Location of Employment.  Unless otherwise agreed by Executive, Executive’s principal place of employment shall be within 50 miles of the Company’s principal executive offices located in Baton Rouge, Louisiana.  If Executive should agree to any other location, the Company shall (a) pay all out of pocket expenses incurred by Executive in connection with the relocation; and (b) if requested by Executive, shall purchase his residence at fair market value as determined by a real estate appraiser, mutually selected by the Company and Executive.  If agreement cannot be reached, each party may select one appraiser and they shall agree on a third appraiser.  The average of the three appraisals shall become the fair market value.  All expenses incurred in connection with the appraisers shall be paid by the Company.

1.3           Board Membership.  During the Employment Term, the Company shall use its best efforts to nominate the Executive to the Board of Directors of the Parent (the “Parent Board”) and its Executive Committee, if one is constituted. Except as may otherwise be provided or prohibited in accordance with appropriate law, the Parent shall use its best efforts to include in its Certificate of Incorporation and Bylaws a provision that, from and after the time at which the JCP Entities (as defined below) no longer control the Parent and subject to the special rights of the holders of any series of the Parent’s preferred stock to elect directors, the directors of the Parent may only be removed for cause by a vote of the majority of the voting power of the voting stock of the Parent then outstanding, if necessary.  If the Parent shall fail to use its best efforts to nominate the Executive to the Parent Board at any time during the Employment Term (other than after the delivery to Executive of a Termination Notice with respect to a termination for Cause (as defined below)), he shall be entitled to terminate employment for Good Reason, as defined below.

2.             Term of Employment.  The Executive’s term of employment pursuant to this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 4 hereof, shall terminate upon the third anniversary of the Effective Date (the “Initial Term”); provided, however, that after the third anniversary, the Employment Term shall automatically be extended for additional periods of one (1) year each (a “Renewal Term”) unless either EDGEN or the Executive elects not to extend such term by giving written notice thereof at least thirty (30) days prior to the end of the then current term; provided, further, however, that if the Executive’s employment is terminated pursuant to Section 4 below, there shall be no automatic renewal of the Employment Term.  The Initial Term and any Renewal Terms shall together be referenced herein as the “Employment Term.”  For purposes hereof, the last day of the Employment Term shall be deemed the “Expiration Date.”

3.             Compensation and Other Related Matters.

3.1           Base Salary.  As compensation for the services rendered by the Executive hereunder, EDGEN shall pay, or shall cause to be paid, to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of Five Hundred Thousand and 00/100 Dollars ($500,000.00) per annum (the “Annual Base Salary”).  EDGEN’s obligation to pay the Annual Base Salary shall begin to accrue on the Effective Date and shall be paid in accordance with EDGEN’s customary payroll practices which are in effect from time to time during the Employment Term.  The Annual Base Salary may be increased at any time during the Employment Term by action of the Board.  The Executive’s Annual Base Salary shall be subject to all applicable withholding and other taxes.

3.2           Annual Bonus.  In addition to the Annual Base Salary set forth above, during the Employment Term, with respect to each fiscal year of EDGEN during the Employment Term, subject to Section 5, the Executive shall be entitled to receive additional cash incentive compensation pursuant to the annual bonus plan of the Company in effect at the time (the “Annual Bonus”).  The target Annual Bonus shall be 100% of the Annual Base Salary as in effect at the beginning of such fiscal year with the actual Annual Bonus to be based on the achievement of certain individual or Company performance criteria (as determined by the Compensation Committee of the Board) established for each such fiscal year by the Compensation Committee of the Board.   The Annual Bonus shall be payable by EDGEN to the Executive in a single, cash, lump sum with respect to each year ending on December 31 by March 15 of the following year.

3.3           Equity-Based Incentive Compensation.  The Executive shall be entitled to participate in any program established by the Company for its management or key personnel. It is understood and agreed that the Company may amend, suspend, and terminate all such programs from time to time in its discretion.  The Company acknowledges that it or the Parent intends to implement an equity-based incentive plan upon completion of the Initial Public Offering, and that Executive will be eligible to participate in and, as determined by the Board, receive equity-based incentives under such plan.

3.4           Other Employment Benefits.  During the Employment Term, the Executive shall be entitled to the following employment benefits:

(a)           Vacation.  Four (4) weeks of paid vacation in each fiscal year of EDGEN while the Executive is employed hereunder (one week of which, if not used by the Executive in any given fiscal year, may be carried over to the next fiscal year; provided, that the Executive shall not have more than five (5) weeks of paid vacation in any given fiscal year as a result of such carry over), and sick leave in accordance with EDGEN’s policies from time to time in effect for executive officers of EDGEN; provided, that, except as provided herein, vacation and/or sick leave time not used in any year may not be carried over or transferred from one year to another or converted to cash, except in a year in which there is a Change of Control (as hereinafter defined) where the Executive is no longer employed;

(b)           Health and Disability Insurance.  Participation, subject to qualification requirements, in medical, life or other insurance or hospitalization plans and long-term disability policies which are presently in effect or hereinafter instituted by EDGEN and applicable to its executive officers generally;

(c)           Other Benefit Plans.  Participation, subject to classification requirements and continued maintenance thereof by EDGEN in other executive benefit plans, such as pension and profit sharing plans, which are from time to time applicable to EDGEN’s executive officers generally;

(d)           Automobile.  A $1,600 monthly automobile allowance, which the Executive shall use to cover all lease and insurance payments, maintenance, insurance and other costs with respect to one automobile of the Executive’s choice for business purposes; and

(e)           Life Insurance.  EDGEN shall purchase (subject to the insurability of the Executive at standard rates) a life insurance policy in the amount of $1,000,000 on the life of the Executive to provide benefits under Section 5.2 (b) hereof.

(f)           Supplemental Payment.  A supplemental payment of $15,000 per annum (the “Supplemental Payment”), which shall be paid in accordance with the Company’s customary payroll practices which are in effect from time to time during the Employment Term.

3.5           Expenses.  During the Employment Term, the Executive shall be entitled to receive prompt reimbursement from EDGEN for all travel, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by the Executive in the performance of his duties hereunder (including up to $25,000 annually for club or other organization dues); provided, that, the Executive properly accounts therefor in accordance with EDGEN’s policies as in effect from time to time and such expenses are approved by the Board.  For example, and not by way of limitation, Executive shall be entitled to reimbursement for any legal fees incurred in negotiating this Agreement, not to exceed $10,000. Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

3.6           Tax Preparation.  The Company will reimburse Executive for the cost of tax and financial preparation and planning, including services that may be requested by Executive from time to time pertaining to this Agreement, which shall be limited to $3,000 per year.

4.             Termination.

4.1           Disability.  In the event that at any time during the Employment Term, the Executive, due to physical or mental injury, illness, disability or incapacity, including “disability” within the meaning of the disability plan(s) that EDGEN or an affiliate of EDGEN then has in effect for Executive (a “Disability”), shall fail to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder, with or without reasonable accommodation, for a period of three (3) consecutive months or for a non-consecutive period of five (5) months within any twelve (12) month period, EDGEN may terminate his employment for Disability upon not less than thirty (30) days prior written notice by delivery of a Termination Notice (as defined below) to the Executive specifying that the Executive is being terminated for Disability.

4.2           Death.  The Executive’s employment shall terminate immediately upon the death of the Executive.

4.3           Cause.  EDGEN may, at any time, terminate the Executive’s employment for Cause (as herein defined).  For purposes hereof, termination for “Cause” shall mean:  (i) (A) a conviction of, a plea of nolo contendere, a guilty plea or the admission (in court) by the Executive to an act of fraud, misappropriation or embezzlement or to a felony or (B) any act of fraud, or embezzlement or theft by the Executive, in each case, in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder, in each case, against or affecting the Company; (ii) the willful failure by the Executive to follow the lawful directions of the Board, which directions are consistent with this Agreement (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for compliance is delivered to the Executive by EDGEN which specifically identifies the manner in which the Board believes that the Executive has not complied and the Executive is given a reasonable opportunity of not more than twenty business days to cure any such failure; (iii) the Executive’s habitual drunkenness or use of illegal substances; (iv) the material breach by the Executive of this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or (v) gross neglect or gross or willful misconduct that relates to the affairs of EDGEN, which results in material harm to the financial condition or reputation of EDGEN.  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of EDGEN. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by EDGEN, including, without limitation, the Board, or based upon the advice of counsel for EDGEN, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of EDGEN. If the Executive shall receive a Termination Notice with respect to a termination for Cause pursuant to subsections (iii), (iv) and/or (v) hereof, then the Executive shall have the thirty (30) days following his receipt of the Termination Notice to cure the breach specified therein, if capable of being cured, to the reasonable satisfaction of the Board prior to his employment being terminated for Cause pursuant thereto; provided, however, the Executive shall have the right to cure any such breach only one (1) time in any twelve (12) month period.

4.4           Termination by EDGEN other than for Cause or Disability; Non-Renewal of the Agreement by EDGEN.  EDGEN may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for any reason other than for Cause or Disability by the delivery to the Executive of a Termination Notice, effective as of the date of such Termination Notice.  In addition, EDGEN may, by providing timely written notice in accordance with Section 2 above prior to the end of the Initial Term or any Renewal Term, elect not to renew this Agreement.

4.5           Termination by EDGEN in Conjunction with a Change of Control.  EDGEN may terminate the employment of the Executive hereunder in conjunction with any Change of Control by delivery to the Executive of a Termination Notice, effective as of the date stated in the Termination Notice.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if, after the Effective Date:

(a)           any Person (as defined below) (other than the Parent, the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company, Jefferies Capital Partners IV, L.P., JCP Partners IV, LLC, Jefferies Employee Partners IV, LLC (collectively, the “JCP Funds”), any corporation, partnership or other entity that is an affiliate of any of the JCP Funds or the general partner or managing member of such JCP Funds (collectively, the “JCP Entities”), or any fund or entity acting in concert with the JCP Funds or the JCP Entities) becomes the Beneficial Owner (as defined below) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)           during any 12-month period, individuals who at the beginning of such period constitute the Parent Board, and any new director (other than a director designated by a person who has entered into an agreement with the Parent to effect a transaction described in clause (a), (c), or (d) of this Section 4.5) whose election by the Parent Board or nomination for election by the Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Parent Board, cease for any reason to constitute at least a majority of the Parent Board;

(c)           the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(d)           the acquisition by one person, or more than one person acting as a group, of (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 80 percent or more of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

For purposes of the definition of Change of Control above, (i) the term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule); (ii) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and (iii) the term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.  For purposes of this Agreement, a termination will be considered to be in conjunction with a Change of Control if such termination occurs upon the occurrence of a Change of Control or within 180 days following a Change of Control.

4.6           Resignation by Executive for Good Reason.  Executive shall be entitled to terminate his employment and resign for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the express written consent of the Executive:  (i) a material reduction in the Executive’s Base Salary; (ii) a relocation of the corporate offices of the Company outside a 50-mile radius of Baton Rouge, Louisiana; (iii) a material diminution of Executive’s authority, responsibilities or duties; (iv) any action or inaction occurs which causes a material breach by the Company of its obligations under this Agreement; or (v) the Company’s failure to use its best efforts to nominate the Executive to the Parent Board at any time during the Employment Term (other than after the delivery to Executive of a Termination Notice with respect to a termination for Cause (as defined below).  For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless the Executive provides EDGEN with written notice of one of the conditions described above within ninety (90) days of the existence of the condition, EDGEN is provided at least thirty (30) days to cure the condition (if subject to cure) and fails to do so, and Executive actually terminates employment within one hundred twenty (120) days after the date on which the occurrence of the condition that is alleged to give rise to Good Reason.

4.7           Retirement by Executive.  Executive may voluntarily retire from his employment by the Company at any time after Executive reaches 64 years of age (“Retirement”).

4.8           Non-Renewal by Executive.  Executive may, by providing timely written notice in accordance with Section 2 above prior to the end of the Initial Term or any Renewal Term, elect not to renew this Agreement.

4.9           Resignation by Executive in Conjunction with a Change of Control.  In the event of a “Change of Control” as defined above, the Executive may elect to resign his position by providing written notice to the Company upon the occurrence of the Change of Control or within the 180-day period thereafter, and upon such resignation shall be entitled to the benefits set forth in Section 5.9 below.

4.10           Termination Notice; Termination Date.  For the purposes hereof (i) “Termination Notice” shall mean a written notice delivered by EDGEN to the Executive specifying that EDGEN has terminated the Executive’s employment hereunder and (ii) “Termination Date” shall mean the effective date of the termination of the Executive’s employment hereunder.

4.11           Resignation from Board and Other Positions Upon Termination.  Effective immediately upon termination of Executive’s employment for any reason, Executive shall resign, and shall be deemed to have resigned, from all other officer, employee, director and committee positions held by Executive with the Company, the Parent and any of their Affiliates.

5.             Compensation and Benefits During Disability and Upon Termination.  During a Disability Period (as herein defined) or upon the termination of the Executive’s employment hereunder, the Executive shall be entitled to the following benefits:

5.1           Disability.  During any period (the “Disability Period”) that the Executive, due to Disability, fails to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder, EDGEN shall continue to pay to the Executive the Annual Base Salary (as in effect at such time) in accordance with the provisions of Section 3.1 hereof, less any compensation payable to the Executive under the applicable disability insurance plan(s) of EDGEN during such Disability Period.  Thereafter, if the Executive’s employment hereunder is terminated pursuant to Section 4.1 hereof, EDGEN shall have no further obligations hereunder after the Termination Date other than the payment of (a) any Annual Base Salary accrued and unpaid on the Termination Date; (b) any Annual Bonus accrued and unpaid on the Termination Date for the year prior to the year in which the Executive’s termination occurs; (c) any un-reimbursed business expenses or other payments incurred by the Executive prior to the Termination Date that are reimbursable under Section 3.4 above; (d) any accrued benefits or other amounts or benefits required to be paid or provided under any plan, program, policy, practice, contract or agreement of EDGEN or its affiliates according to their terms (the payments and benefits set forth in items (a) through (d) being hereinafter referenced as the “Accrued Obligations”); (e) the Annual Base Salary (as in effect during the year of such termination) payable in accordance with EDGEN’s customary payroll practices (less any compensation payable to the Executive under the applicable disability insurance plan(s) of EDGEN), to commence on the first payroll immediately following the termination and extending for the twelve (12) month period immediately following the Termination Date; and (f) the Executive’s pro rata portion of the Annual Bonus due pursuant to Section 3.2 hereof (subject to satisfaction of any applicable performance criteria, as determined in accordance with the applicable plan) for the year in which such termination occurs (based upon the number of days during such year that the Executive was employed (excluding any Disability Period) over 365 days), payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

5.2           Death.

(a)           If the Executive’s employment is terminated pursuant to Section 4.2 hereof as a result of the Executive’s death, EDGEN shall have no further obligations hereunder after the date of the Executive’s death other than the payment to the Executive’s spouse, or in default thereof, to the Executive’s estate, legal representative, or heirs (“Appropriate Beneficiary”) of:  (a)the Accrued Obligations; and (b) the proceeds of a life insurance policy on the life of the Executive in the amount of $1,000,000, obtained by EDGEN.

(b)           In the event that payment of the proceeds of the foregoing insurance policy are refused by the insurer, for whatever reason, and suit is filed against the insurer to force payment of the proceeds, commencing with the first EDGEN payroll after suit is filed, EDGEN shall begin paying the Appropriate Beneficiary, in accordance with its customary payroll practices, one twelfth (1/12) of the Annual Base Salary (as in effect during the year of such death) each month, up to a maximum equal to the Annual Base Salary (as in effect during the year of such death).  In the event the suit against the insurer is successful, and insurance proceeds are obtained, EDGEN shall first be reimbursed for all death benefits paid under Section 5.2(b) and all expenses of the suit, and the remainder, or balance of the proceeds, if any, shall be paid to the Appropriate Beneficiary within thirty (30) days of receipt of proceeds from the insurer by EDGEN.  EDGEN shall have sole discretion in deciding if any suit will be filed against the insurer and whether or not, and in what amount, any such suit should be settled or compromised. In the event that such policy is not procured, for whatever reason, EDGEN shall pay to the Appropriate Beneficiary the Annual Base Salary (as in effect during the year of such death), payable in accordance with EDGEN’s customary payroll practices, for the 12-month period immediately following the date of the Executive’s death.

(c)           The Executive acknowledges and agrees that EDGEN is required to purchase (subject to the insurability of the Executive at standard rates) a life insurance policy in the amount of $1,000,000 on the life of the Executive to provide benefits under Section 5.2(b) hereof, and the Executive covenants and agrees to cooperate fully with EDGEN’s efforts to obtain such insurance policy.

5.3           Cause.  If the Executive’s employment is terminated by EDGEN for Cause pursuant to Section 4.3 hereof, EDGEN shall have no further obligations hereunder after the Termination Date other than the payment to the Executive of the Accrued Obligations.

5.4           Termination by EDGEN other than for Cause or Disability; Termination by the Executive for Good Reason.  If EDGEN terminates the Executive’s employment hereunder pursuant to Section 4.4 hereof or if the Executive terminates his employment pursuant to Section 4.6 hereof, then EDGEN shall have no further obligations hereunder after the Termination Date except payment of the Accrued Obligations and as set forth in this Section 5.4.  Provided that the Executive executes and delivers to EDGEN a release, in substantially the form set forth on Exhibit A (the “Release”), and the Release becomes irrevocable within 60 days following the Termination Date, then (a) EDGEN will for the greater of (i) the 18-month period  immediately following the Termination Date or (ii) the remainder of the Employment Term, pay the Annual Base Salary (as in effect immediately prior to the Termination Date) in accordance with EDGEN’s customary payroll practices (the “Severance Period”); (b) EDGEN will pay an amount, equal to the product of (i) the target Annual Bonus for the year in which the Termination Date occurs, multiplied by (ii) 1.50, (payments under (a) and (b) hereof to be payable in equal installments in accordance with EDGEN’s customary payroll practices commencing as set forth below and extending for the Severance Period; (c) during the portion, if any, of the Severance Period that Executive is eligible to elect and timely elects to continue coverage for himself and his eligible dependants under the Company’s or an Affiliate’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, the Company shall reimburse the Executive on a monthly basis for the amount Executive pays to effect and continue such coverage; and (d) all unvested equity-based awards (“Equity Awards”) held by Executive on the Termination Date shall become immediately vested (for performance-based awards, vesting shall be subject to satisfaction of any applicable performance criteria, as determined in accordance with the applicable plan) (the payments and benefits described in items (a) through (d) above shall be referenced herein as the “Severance Package”).  For purposes of this Agreement, the term “Equity Awards” shall include all equity-based awards covering or relating to equity securities of EDGEN, the Parent, Bourland & Leverich Holdings LLC or an Affiliate of any of them.  If any of the payments set forth in the preceding sentence would otherwise be paid before the Release becomes irrevocable, such payments will instead be delayed and paid to the Executive in a lump sum within 15 days after the Release becomes irrevocable (and the remaining payments will be made as otherwise scheduled in the ordinary course).  Notwithstanding the foregoing, if the 60 day period immediately following the Termination Date overlaps two calendar years, then, if any of such payments would otherwise be paid before the later of (i) the date such release becomes irrevocable, or (ii) the last day of the year in which such termination occurs (such later date, the “Applicable Date”), such payments will instead be delayed and paid to the Executive in a lump sum on the first regularly scheduled payroll date following the Applicable Date (and the remaining payments will be made as otherwise scheduled in the ordinary course).  If the Release has not become irrevocable within 60 days following the Termination Date, the Executive will forfeit any right to the Severance Package.

5.5           Termination in Conjunction with a Change of Control.  If EDGEN terminates the employment of the Executive hereunder in conjunction with any Change of Control, pursuant to Section 4.5 hereof, then EDGEN shall have no further obligations hereunder after the Termination Date except payment of the Accrued Obligations and as set forth in this Section 5.5.  Provided that the Executive executes and delivers to EDGEN the Release, and the Release becomes irrevocable within 60 days following the Termination Date, then (a) EDGEN will make a lump sum payment, payable as set forth below, of an amount equal to the sum of (i) two (2) times his Annual Base Salary (as in effect immediately prior to the Termination Date) and (ii) an amount, equal to the product of the target Annual Bonus for the year in which the Termination Date occurs, multiplied by 1.50, (b) during the portion, if any, of the 18-month period commencing on the Termination Date that Executive is eligible to elect and timely elects to continue coverage for himself and his eligible dependants under EDGEN’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, EDGEN shall reimburse the Executive on a monthly basis for the amount Executive pays to effect and continue such coverage, and (c) all unvested Equity Awards held by Executive on the Termination Date shall become immediately vested (for performance-based awards, vesting shall be subject to satisfaction of any applicable performance criteria, as determined in accordance with the applicable plan).  The payment set forth in Section 5.5(a) will be paid to the Executive in a lump sum within 15 days after the Release becomes irrevocable.  Notwithstanding the foregoing, if the 60 day period immediately following the Termination Date overlaps two calendar years, then, if the payment set forth in Section 5.5(a) would otherwise be paid before the Applicable Date, such payment will instead be delayed and paid to the Executive in a lump sum on the first regularly scheduled payroll date following the Applicable Date.  If the Release has not become irrevocable within 60 days following the Termination Date, the Executive will forfeit any right to the payments and benefits set forth in this Section 5.5 other than the Accrued Obligations.

5.6           Resignation by Executive other than for Good Reason or in Conjunction with a Change of Control.  If the Executive resigns from the employ of EDGEN at any time during the Employment Term for any reason whatsoever (other than for Good Reason or in conjunction with a Change of Control), then EDGEN shall have no further obligations hereunder after the date of resignation other than the payment to the Executive of the Accrued Obligations.

5.7           Retirement by the Executive.  In the event of Executive’s Retirement in accordance with Section 4.7, then (i) EDGEN shall have no further obligations hereunder after the Expiration Date other than payment to the Executive of the Accrued Obligations and (ii) provided that the Executive executes and delivers to EDGEN the Release and the Release becomes irrevocable within 60 days following the Termination Date, all unvested Equity Awards held by Executive on the Termination Date shall become immediately vested (for performance-based awards, vesting shall be subject to satisfaction of any applicable performance criteria, as determined in accordance with the applicable plan).

5.8           Non-Renewal by EDGEN.  If EDGEN elects not to renew the Employment Term in accordance with Section 4.4 above and, at the time of such non-renewal, the Executive is willing and able to continue providing the services in accordance with the terms of this Agreement, then (i) EDGEN shall have no further obligations hereunder after the Expiration Date other than payment to the Executive of the Accrued Obligations and (ii) provided that the Executive executes and delivers to EDGEN the Release and the Release becomes irrevocable within 60 days following the Termination Date, all unvested Equity Awards held by Executive on the Termination Date shall become immediately vested (for performance-based awards, vesting shall be subject to satisfaction of any applicable performance criteria, as determined in accordance with the applicable plan).

5.9           Resignation by Executive in Conjunction with a Change of Control.  If the Executive resigns from the employ of EDGEN in conjunction with a Change of Control as set forth in Section 4.9, then (i) EDGEN shall have no further obligations hereunder after the Expiration Date other than payment to the Executive of the Accrued Obligations and (ii) provided that the Executive executes and delivers to EDGEN the Release and the Release becomes irrevocable within 60 days following the Termination Date, all unvested Equity Awards held by Executive on the Termination Date shall become immediately vested (for performance-based awards, vesting shall be subject to satisfaction of any applicable performance criteria, as determined in accordance with the applicable plan).

5.10           Executive Benefit Plans and Premiums. During any Disability Period, and upon termination of employment for any reason, the right of the Executive (and that of his dependants) to participate in any Executive benefit plan(s) of EDGEN, including any health benefit plan(s), shall be controlled by applicable law, including COBRA, and the terms and conditions of the Executive benefit plan.

5.11           Assignment of Life Insurance Policies.  If the Executive’s employment is terminated for Disability pursuant to Section 4.1, other than for Cause or Disability pursuant to Section 4.4, by non-renewal of this Agreement by EDGEN pursuant to Section 4.4, by EDGEN in conjunction with a Change of Control pursuant to Section 4.5, by the Executive for Good Reason pursuant to Section 4.6, by the Executive due to retirement pursuant to Section 4.7, or in connection with the non-renewal of the Agreement by Executive pursuant to Section 4.8, then promptly after such termination, EDGEN shall cause the assignment to Executive of any insurance policies owned by EDGEN, the Parent, or any of their Affiliates, which have been taken out on the life of the Executive.

6.             Confidentiality.  The Executive acknowledges that it is the policy of EDGEN and the Parent to maintain as secret and confidential all Confidential Information (as defined herein).  The parties hereto recognize that the services to be performed by the Executive pursuant to this Agreement are special and unique, and that by reason of his employment by EDGEN, the Parent or any its Affiliates (as defined below) both before and after the Effective Date, the Executive will acquire, or may have acquired, Confidential Information.  The Executive recognizes that all such Confidential Information is and shall remain the sole property of EDGEN and the Parent, as applicable, free of any rights of the Executive, and acknowledges that EDGEN and the Parent have a vested interest in assuring that all such Confidential Information remains secret and confidential.  Therefore, in consideration of the Executive’s employment with EDGEN pursuant to this Agreement, the Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity, other than EDGEN, the Parent or any of its Affiliates, any Confidential Information, except with the prior written consent of EDGEN, as required in the performance of his duties hereunder or when required to do so by  legal process, by any governmental agency having supervisory authority over the business of EDGEN, or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event Executive is so required to disclose any Confidential Information, the Executive shall (a) give EDGEN or the Parent, as applicable, the earliest notice possible that such disclosure is or may be required and (b) cooperate with EDGEN or the Parent, at EDGEN’s or the Parent’s, as applicable, expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed.  During the Employment Term, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of EDGEN and/or the Parent, as applicable, which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing, computer generated, or other tangible form (together with all duplicates thereof) will forthwith be returned to EDGEN or the Parent, as applicable, and will not be retained by the Executive.  The Executive agrees that the provisions of this Section 6 are reasonably necessary to protect the proprietary rights of EDGEN in the Confidential Information and their trade secrets, goodwill and reputation.

For purposes hereof, the term “Confidential Information” means all information heretofore or hereafter developed or used by EDGEN, the Parent or any of their Affiliates relating to the Business (as herein defined), and the operations, employees, customers, suppliers and distributors of EDGEN, the Parent and/or any of their Affiliates, including, but not limited to, customer lists, customer orders, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of EDGEN, the Parent and/or their Affiliates, and all trademarks, trade names, copyrights and patents, and applications therefor, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers of EDGEN, the Parent and/or any of its Affiliates, except that notwithstanding anything to the contrary contained herein, the term Confidential Information shall not include (i) any such information that is publicly known or that becomes publicly known (other than as a result of any action on the part of, or a breach of the provisions of this Section 6 by the Executive), or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than EDGEN, the Parent or any of their Affiliates or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to EDGEN, the Parent any of their Affiliates or another party. The obligations of the Executive under this Section 6 shall survive any termination of this Agreement.

For the purposes hereof, the term “Affiliate(s)” means any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, EDGEN or the Parent.  For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of EDGEN or the Parent, as applicable, whether by contract or otherwise.

For purposes hereof, the term “Business” shall mean the business of (a) distributing and selling industrial steel pipe, including large OD pipe, OCTG, heavy wall and X-grade pipe, DSAW, seamless, continuous weld, ERW pipe and abrasive resistant pipe (mine pipe), heavy steel plate and valves, alloy pipe, flanges and fittings, welded fittings and flanges (high yield, stainless, exotic carbon, chrome and low temp) per ANSI B16.9 and B16.5 (commodity lines and specials, i.e. anchor flanges and swivel ring flanges) forged steel fittings, outlets, pipe nipples, swage nipples, hot induction bends and Pikotek gaskets/insulation kits, stainless steel and other nickel alloy and hastelloy pipe, valves, fittings and flanges, including all chrome grades, (collectively, the “Products”); (b) providing added value services to such pipe and steel Products, including, flame cutting, sawing, welding, sandblasting, priming, top coat painting, epoxy applications and end finishing, and conversion of pipe to other components or products; and (c) any endeavor entered into by EDGEN or any Affiliates after the signing of this agreement, but before termination of the employment of the Executive.  Notwithstanding anything herein to the contrary, the definition of the Business shall not include the manufacturing of steel pipe.

7.             Noncompetition; Nonsolicitation.

7.1           If the Executive’s employment is terminated for Disability pursuant to Section 4.1, for Cause pursuant to Section 4.3, by the Executive due to retirement pursuant to Section 4.7, in connection with the non-renewal of the Agreement pursuant to Section 4.8, or by the Executive due to a voluntary resignation (other than for Good Reason), then during (i) the Employment Term and (ii) for a period of twelve (12) months immediately following the date of the termination of the Executive’s employment with EDGEN, or for a period of twelve (12) months immediately following the date of receipt of the last payment by the Executive of any payment made pursuant to any part of Section 5, whichever is longer, the Executive agrees he will not, directly or indirectly, engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area as designated in Schedule A attached hereto or where EDGEN or any of its Affiliates is engaged in the sale and/or distribution of the Products on the date the Executive’s employment is terminated (the “Restricted Area”), and he will not, within the Restricted Area, either personally or by his agent or by letters, circulars or advertisements, whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected) directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of EDGEN, the Parent or any of their Affiliates.

7.2           If the Executive’s employment is terminated without Cause pursuant to Section 4.4 or by the Executive for Good Reason pursuant to Section 4.6, and provided that EDGEN pays Executive the Severance Package in accordance with Section 5.4, the Executive agrees he will not, directly or indirectly, engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in the Restricted Area, during the Severance Period (the “Initial Period of Noncompetition”).  EDGEN will have the option of extending the Initial Period of Noncompetition for six (6) consecutive months upon giving written notice to the Executive at least one hundred and twenty (120) days before expiration of the Initial Period of Noncompetition, and, upon giving written notice to the Executive at least one hundred and twenty days before the expiration of such six (6) month period, EDGEN will have the further option of extending the Initial Period of Noncompetition for an additional consecutive six (6) months (for a total of twelve (12) months) (collectively, the “Extended Period of Noncompetition”).  In no event shall the period of time comprised by the Initial Period of Noncompetition and the Extended Period of Noncompetition exceed twenty-four (24) months.  During the Extended Period of Noncompetition, EDGEN shall continue to pay the Executive the payments described in Sections 5.4(a) and (b) in accordance with EDGEN’s customary payroll practices.  In the event that EDGEN fails to pay the Severance Package, the Executive shall be automatically released from all restrictions on the right to compete, but shall still be entitled to all rights called for under any other section of this Agreement, including but not limited to payments and benefits due under Section 5.4.  If the Executive’s employment is terminated without Cause pursuant to Section 4.4 or by the Executive for Good Reason pursuant to Section 4.6, and provided that that EDGEN pays Executive the Severance Package in accordance with Section 5.4, the Executive further agrees he will not during the Initial Period of Noncompetition (or any Extended Period of Noncompetition, if applicable), either personally or by his agent or by letters, circulars, or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, within the Restricted Area, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of EDGEN, the Parent or any of their Affiliates.

7.3           If the Executive’s employment is terminated in conjunction with a Change of Control pursuant to Section 4.5, and provided that EDGEN pays Executive the payments and benefits set forth in Section 5.5, then for a period of twelve (12) months immediately following the date of the termination of the Executive’s employment with EDGEN, the Executive agrees he will not, directly or indirectly, engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in the Restricted Area, and he will not, within the Restricted Area, either personally or by his agent or by letters, circulars or advertisements, whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected) directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of EDGEN, the Parent or any of their Affiliates.

7.4           The Executive agrees that, at all times from after the Effective Date hereof and for a period of two (2) years immediately following the date of the termination of his employment with EDGEN for any reason whatsoever, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, seek to persuade any employee of EDGEN, the Parent or any of their Affiliates, subsidiaries or divisions to discontinue his or her status or employment therewith or to become employed or to provide consulting or contract services in a business or activities likely to be competitive with the Business (provided, however, that the foregoing shall not be construed to prevent Executive from engaging in generic non-targeted advertising for employees generally).  During such period, Executive shall not hire, whether for himself or on behalf of any other person, company, firm or other entity, (i) any employee of EDGEN, the Parent or any of their Affiliates, subsidiaries or divisions or (ii) any person who was employed by EDGEN, the Parent or any of their Affiliates, subsidiaries or divisions within 90 days of such hiring.

8.             Inventions.  Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of EDGEN and/or the Parent or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with EDGEN, which may be directly or indirectly useful in, or relate to, the Business of EDGEN, the Parent or any of their Affiliates, shall be promptly and fully disclosed by the Executive to the Board, and shall be EDGEN’s or the Parent’s, as applicable, exclusive property as against the Executive.  The Executive shall promptly deliver to the Board all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.  The Executive hereby assigns any and all such inventions to EDGEN or the Parent, as applicable, and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to EDGEN or the Parent, as applicable, of any and all such inventions as contemplated by this Section 8.  The Executive shall, upon EDGEN’s or the Parent’s request, as applicable, and without any payment therefor, execute any documents necessary or advisable in the opinion of EDGEN’s counsel to direct issuance of patents or copyrights to EDGEN or the Parent, as applicable, with respect to such inventions as are to be in EDGEN’s or the Parent’s exclusive property, as applicable as against the Executive under this Section 8 or to vest in EDGEN, title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by EDGEN.

9.             Breach.

9.1           Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Executive of the material terms and conditions of the obligations to be performed by him hereunder, EDGEN shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive.  Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his material obligations under Sections 6, 7 or 8 could cause EDGEN irreparable harm for which no adequate remedy at law would be available in respect thereof and that therefore upon proof of the same EDGEN would be entitled to seek and obtain injunctive relief with respect thereto.

9.2           In the event of a breach by EDGEN of the material terms and conditions of the obligations to be performed by it hereunder, the Executive shall provide EDGEN with written notice thereof, specifying the nature of the breach, within seven (7) days of such breach and EDGEN shall have thirty (30) days followings its receipt of such notice to cure the breach specified therein to the reasonable satisfaction of Executive.  To the extent EDGEN fails to cure such breach as provided herein, the Executive shall then be entitled, if he so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for such breach.  To the extent EDGEN fails to cure such breach as provided herein, the non-competition restrictions set forth in Section 7 shall terminate.

10.           The Parent’s Guaranty.  The Parent hereby guarantees all of EDGEN’s obligations under this Agreement, including, but not limited to, prompt and full payment of any and all amounts due the Executive under this Agreement.

11.           Indemnification; Directors’ and Officers’ Insurance.

11.1           The Company or the Parent and the Executive agree to execute the Company’s standard form of indemnification agreement.  The indemnification provided by such indemnification agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of disinterested directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such office, shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

11.2           To the extent available from EDGEN’s regular directors’ and officers’ insurance carrier at standard rates (“Reasonably Available”), (a) EDGEN agrees to maintain directors’ and officers’ liability insurance policies covering the Executive on a basis no less favorable than provided to EDGEN’s senior executive officers, and (b) to the extent Reasonably Available, shall continue to maintain such insurance as to the Executive after he has ceased to be a director, member, employee or agent of EDGEN with respect to acts or omissions which occurred prior to such cessation. The insurance contemplated under this Section 11.3 shall inure to the benefit of the Executive’s heirs, executors and administrators.

12.           Other Termination Provisions.

12.1           Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement that are treated as “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, in connection with a termination of Executive’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. “Separation from Service” shall mean Executive’s “separation from service” with EDGEN as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

12.2           Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 5 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 12.2 shall be paid in a lump sum, without interest, to Executive. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by EDGEN in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).  It is intended that each installment of the awards or payments under this Agreements shall be considered a right to a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

12.3           Section 280G Treatment.

(a)           Anything in this Agreement to the contrary notwithstanding, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 12.3 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either:

(i)           delivered in full pursuant to the terms of this Agreement, or

(ii)           delivered to such lesser extent as would result in no portion of the payments being subject to the Excise Tax in accordance with Section 12.3(b).

(b)           The determination of whether Section 12.3(a)(i) or Section 12.3(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by the Executive of the greater Net After-Tax Receipt (as defined below) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c)           If Section 12.3(a)(ii) is given effect, the reduction shall be accomplished first by reducing cash payments under this Agreement and then by forfeiting any Equity Awards that vest and become payable under this Agreement, starting with the most recent Equity Awards that vest pursuant to such section, to the extent necessary to accomplish such reduction.

(d)           Any determination required under this Section 12.3 shall be made by the Company after due consultation with the Company’s independent accountants or compensation consultants (the “Third Party”) and after due consideration of Executive’s comments with respect to the interpretation and application thereof.  The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 12.3.  The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 12.3.

13.           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s participation in any other plan, program, policy or practice provided by any affiliate of EDGEN (other than policies relating to severance payments or obligations on termination of employment for any reason), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with any Affiliate of EDGEN. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with any of its affiliates at or subsequent to the Termination Date shall be payable, if at all, in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

14.           No Mitigation.  EDGEN’s obligation to make the payments provided for in this Agreement (including, without limitation, payments under Section 5 hereof) and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which EDGEN or any of their affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive as severance or termination payments, and such amounts shall not be reduced whether or not the Executive obtains other employment.

15.           Conflicting Agreements.  The Executive hereby represents and warrants to EDGEN that (a) neither the execution of this Agreement by the Executive nor the performance by the Executive of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Executive is a party or by which the Executive is bound; and (b) the Executive is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

16.           Further Assurances.  The Executive hereby agrees to execute and deliver such agreements, certificates or other documents as may be reasonably requested by EDGEN, which may be necessary or are required hereunder.

17.           Miscellaneous.

17.1           Successors.

(a)           Assignment by the Executive.  This Agreement is personal to the Executive and without the prior written consent of the Board shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement, including any benefits or compensation payable hereunder, shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including, without limitation, his heirs and/or beneficiaries. For the avoidance of doubt, if the Executive dies prior to the payment of salary or bonuses that are owed to him under this Agreement, such amounts shall be paid, in accordance with the terms of this Agreement, to the Executive’s estate, and other rights or benefits shall be payable to the death beneficiary determined according to the terms of the policy, plan or program that is the basis of such rights or benefits (or, if no death beneficiary is so determined, the Executive’s estate).

(b)           Assignment by EDGEN.  This Agreement shall inure to the benefit of and be binding upon EDGEN and its successors and assigns; provided, that such assignment shall not relieve EDGEN of its obligations under Section 11 of this Agreement.  No rights or obligations of EDGEN under this Agreement may be assigned or transferred by EDGEN without the Executive’s prior written consent, not to be unreasonably withheld; provided, that EDGEN may assign or transfer any of its rights or obligations hereunder to any Affiliate without the Executive’s prior written consent, which such assignment shall not relieve EDGEN of its obligations under this Agreement.

17.2           Notice.  All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as follows:

If to the Executive:

At his then current address included
in the employment records of EDGEN

With a copy to:

Kantrow, Spaht, Weaver & Blitzer
(A Professional Law Corporation)
P.O. Box 2997
Baton Rouge, LA 70821-2997
John C. Miller, Esq.
J. Michael Robinson, Jr., Esq.

If to EDGEN:

c/o Edgen Group Inc. 18444 Highland Road Baton Rouge, LA 70809 Attention: Chief Executive Officer

With a simultaneous copy to:

Jefferies Capital Partners 520 Madison Avenue, 8th Floor New York, NY 10022 Attention: James Luikart and Nicholas Daraviras

and to:

Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Attention: Carmen J. Romano, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

17.3           Governing Law.  This Agreement shall be governed by and in accordance with the laws of the State of Louisiana without regard to conflict of law rules thereof.

17.4           Waivers.  The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

17.5           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.  Specifically, the Executive acknowledges that substantial funds, goodwill and assets will have been expended by EDGEN to fully utilize the knowledge, talent and skills of the Executive, accordingly, if any portion of Section 7 shall be held to be unenforceable, the obligations of the Executive stated in Section 7 shall nonetheless be held to be enforceable for the longest period of time, for the largest geographical area, and to the fullest extent allowed by law.

17.6           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of either party in respect of said subject matter, including, without limitation, the Prior Agreement.

17.7           Headings Descriptive.  The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

17.8           Obligations Absolute.  The obligations of EDGEN and the Executive shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation the Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the termination of his employment under this Agreement.

17.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.10           Survival.  The rights and obligations set forth in Sections 5-11 shall survive the termination of this Agreement.

17.11           Company Representations.  EDGEN represents and warrants that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized, (ii) the entities signing this Agreement are duly authorized to do so, (iii) the execution and delivery of this Agreement does not violate any order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of EDGEN, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws, including, without limitation, bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

17.12           Substantially Prevailing Party. The substantially prevailing party in any legal proceeding, including mediation and arbitration, based upon this Agreement shall be entitled to reasonable attorneys’ fees and costs, in addition to any other damages and relief allowed by law, from the substantially non-prevailing party; provided, however, that the maximum amount of fees and costs for which any party shall be liable shall be $75,000.

17.13           Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall EDGEN be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE:

/s/ Daniel J. O’Leary
Daniel J. O’Leary

EDGEN HOLDCO LLC

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President and Chief Financial Officer

EDGEN GROUP INC.

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President and Chief Financial Officer

 Schedule A

Geographic Areas

All Of The Following Louisiana Parishes

Acadia	Iberia	St. Charles
Allen	Iberville	St. Helena
Ascension	Jackson	St. James
Assumption	Jefferson	St. John the Baptist
Avoyelles	Jefferson Davis	St. Landry
Beauregard	Lafayette	St. Martin
Bienville	Lafourche	St. Mary
Bossier	LaSalle	St. Tammany
Caddo	Lincoln	Tangipahoa
Calcasieu	Livingston	Tensas
Caldwell	Madison	Terrebone
Cameron	Morehouse	Union
Catahoula	Natchitoches	Vermillion
Claiborne	Orleans	Vernon
Concordia	Ouachita	Washington
DeSoto	Plaquemines	Webster
East Baton Rouge	Pointe Coupee	West Baton Rouge
East Carroll	Rapides	West Carroll
East Feliciana	Red River	West Feliciana
Evangeline	Richland	Winn
Franklin	Sabine
Grant	St. Bernard

All Of The Following States

California
Colorado
Utah
Texas
Oklahoma
Illinois
New York
Pennsylvania
North Carolina
Missouri
Florida
New Jersey

Exhibit A

Form of Release

In consideration for the payments and other benefits described in the Employment Agreement by and among Daniel J. O’Leary (the “Executive”), EDG Holdco LLC, a Delaware limited liability company (the “Company”) and Edgen Group Inc., a Delaware corporation (“Parent”) dated as of ____________, 2012 (the “Employment Agreement”), and other good and valuable consideration, the Executive hereby unconditionally and irrevocably discharges and releases (on behalf of himself and his heirs, successors, assigns, representatives, or anyone claiming by, through, or under him) the Company and the other Released Parties (as defined below) from, and waives, any and all legal claims, causes of action, suits, debts, dues, sums of money, covenants, costs, expenses, contracts, torts, agreements, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), whether known or unknown, whether in law or equity, whether accrued or unaccrued, that he may have or may claim to have against any of the Released Parties arising at any time up to and including the date that he signs this Release.

This Release includes and covers (without limitation) all Claims arising from or relating to the Executive’s employment by the Company and the termination of his employment by the Company.  Among the specific Claims that the Executive agrees to release under this Release are (without limitation and only by way of example) the following: (i) all Claims arising under any law (whether federal, state, or local) prohibiting discrimination on the basis of any protected characteristic (such as age, race, sex, disability or handicap status, national origin, or religion), including (without limitation) the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and all state and local anti-discrimination laws, including (without limitation) the Louisiana Employment Discrimination Law; (ii) all Claims under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Family and Medical Leave Act, the Louisiana Whistleblower Statute, and any other federal, state, or local constitution, statute, law, ordinance, or regulation; (iii) all common law Claims under the laws of any jurisdiction, including (without limitation) all Claims for breach of contract, wrongful discharge, interference with contractual relations, and defamation; and (iv) all Claims arising under any law (or the common law) of any jurisdiction governing the employment relationship.

In addition, the Executive hereby covenants and agrees that he shall not file, initiate, or join any suit, in any forum, against any of the Released Parties pleading or asserting any Claims released in this Release.  The Executive acknowledges and agrees that nothing in this Release prevents him from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), but if any charge, complaint, lawsuit or administrative claim is filed in his name or on his behalf with the EEOC or any other federal, state or local administrative agency or organization, or in any other forum, against any of the Released Parties, based upon any act or event that occurred on or before the date of the Executive’s execution of this Release, the Executive will not seek or accept any personal relief, including but not limited to, an award of monetary damages or reinstatement to employment with Company.  The Executive further acknowledges and agrees that nothing in this Release precludes him from challenging the validity of this Release under the requirements of the ADEA, and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of this Release.  The Executive, however, acknowledges that this Release applies to all Claims that he has under the ADEA, and that, unless the Release is held to be invalid, all of the Executive’s Claims under the ADEA shall be extinguished by execution of this Release.

“Released Parties” means (i) the Company; (ii) Parent; (iii) Jefferies Capital Partners IV, L.P., JCP Partners IV, LLC, Jefferies Employee Partners IV, LLC (collectively, the “JCP Funds”), or any corporation, partnership or other entity that is an affiliate of any of the JCP Funds or the general partner or managing member of such JCP Funds, (iv) the direct and indirect parents, subsidiaries, and affiliates of any of the foregoing; (v) all of the foregoing entities’ successors, assigns, and predecessors; (vi) all of the foregoing entities’ employees, agents, shareholders, benefit plans (and such plans’ administrators, insurers, trustees, and fiduciaries), insurers, officers and directors, representatives, and affiliates, in their individual and official capacities; and (vii) any other person/entity claimed to be jointly and/or severally liable with any of the foregoing entities or through which any of the foregoing entities have acted with respect to any of the Claims.

Notwithstanding any provision in this Release to the contrary, the Executive does not waive or release (i) any of the Executive’s rights to payments or benefits pursuant to the Employment Agreement or (ii) any claim for or right to indemnification under the policies or governing instruments of the Company or Parent or any indemnification agreement between the Executive and the Company or Parent; or for coverage under any directors and officers liability insurance policies maintained by the Company or Parent.

The Executive is hereby advised to consult with an attorney before signing this Release.  He shall have twenty-one (21) days from the date that he receives this Release to decide whether to sign it.  If he decides to sign this Release, he will then have an additional seven (7) days following the date he signed this Release to revoke his agreement to this Release by sending a written notice to the Company to be received by the Company with such seven (7) day period.  Neither this Release nor the Company’s obligation to provide the severance benefits provided for in the Employment Agreement shall become effective or enforceable until the expiration of this seven (7) day revocation period.

By signing below, the Executive acknowledges that he has carefully read and fully understands the provisions of this Release and is signing this Release knowingly and voluntarily and without duress, coercion, or undue influence.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this ____________.

Daniel J. O’Leary

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